"LIBERTY MEDIA GROUP"
             (a combination of certain assets, as defined in note 1)


                             Combined Balance Sheets

                                   (unaudited)

                                             September 30,        December 31,
                                                 2000                 1999
                                             -------------       --------------
Assets                                              amounts in millions
------

Current assets:

   Cash and cash equivalents                   $     1,223                1,714

   Cash collateral under securities lending
     agreement (note 7)                                208                   --

   Short-term investments                              461                  378

   Trade and other receivables, net                    330                  134

   Prepaid expenses and committed program rights       501                  406

   Deferred income tax assets                          496                  750

   Other current assets                                 22                    5
                                               -----------          ------------
         Total current assets                        3,241                3,387
                                               -----------          ------------

Investments in affiliates, accounted for under the
  equity method, and related receivables
  (notes 3 and 4)                                   20,679               15,922

Investments in available-for-sale securities and
  others (notes 5, 6 and 7)                         26,063               28,601

Property and equipment, at cost                        828                  162
   Less accumulated depreciation                        91                   19
                                               -----------          ------------
                                                       737                  143
                                               -----------          ------------
Intangible assets:
   Excess cost over acquired net assets (note 6)    11,101                9,973
   Franchise costs                                     190                  273
                                               -----------          ------------
                                                    11,291               10,246
   Less accumulated amortization                       882                  454
                                               -----------          ------------
                                                    10,409                9,792
                                               -----------          ------------
Other assets, at cost, net of accumulated
  amortization                                         719                  839
                                               -----------          ------------
         Total assets                          $    61,848               58,684
                                               ===========          ============

                                   (continued)

                             Combined Balance Sheets
                                   (unaudited)

                                             September 30,        December 31,
                                                 2000                 1999
                                             -------------       --------------
Liabilities and Combined Equity                     amounts in millions
-------------------------------

Current liabilities:

   Accounts payable and accrued liabilities    $       382                  245

   Accrued stock compensation                        1,706                2,405

   Program rights payable                              179                  166

   Current portion of debt                             237                  554
                                               -----------       --------------
        Total current liabilities                    2,504                3,370
                                               -----------       --------------

Long-term debt (note 7)                              5,632                2,723

Deferred income tax liabilities                     14,120               14,107

Other liabilities                                       74                   23
                                               -----------       --------------
        Total liabilities                           22,330               20,223
                                               -----------       --------------

Minority interests in equity of attributed
  subsidiaries                                         252                    1

Obligation to redeem AT&T Class A Liberty Media
  Group common stock (note 8)                           37                   --

Combined equity (note 8):

   Combined equity                                  36,048               31,876
   Accumulated other comprehensive earnings,
     net of taxes                                    3,060                6,557
                                               -----------       --------------
                                                    39,108               38,433
   Due to related parties                              121                   27
                                               -----------       --------------
     Total combined equity                          39,229               38,460
                                               -----------       --------------

Commitments and contingencies (note 9)

        Total liabilities and combined equity  $    61,848               58,684
                                               ===========       ==============

See accompanying notes to combined financial statements.

          Combined Statements of Operations and Comprehensive Earnings

                                   (unaudited)

                                           Three months           Three months
                                              ended                  ended
                                           September 30,          September 30,
                                               2000                   1999
                                           -------------          -------------
                                                   amounts in millions

Revenue                                      $     436                    214

Operating costs and expenses:
   Operating, selling, general and
      administrative                               336                    168
   Stock compensation                             (248)                   (23)
   Depreciation and amortization                   201                    164
                                           -------------          -------------
                                                   289                    309
                                           -------------          -------------
     Operating income (loss)                       147                    (95)

Other income (expense):
   Interest expense                               (101)                   (41)
   Adjustment to interest expense for
     contingent portion of exchangeable
     debentures (note 7)                           317                     --
   Dividend and interest income                     53                     66
   Share of losses of affiliates, net
     (note 3)                                     (490)                  (238)
   Impairment of investments (note 4)           (1,350)                    --
   Minority interests in losses of
     attributed subsidiaries                        17                      3
   Gain on dispositions, net (note 3)            4,395                     12
   Unrealized losses on financial
     instruments, net                              (77)                    --
   Other, net                                       (5)                    (4)
                                           -------------          -------------
                                                  2,759                   (202)
                                           -------------          -------------
     Earnings (loss) before income taxes          2,906                   (297)

Income tax (expense) benefit                     (1,150)                    80
                                           -------------          -------------
     Net earnings (loss)                   $      1,756                   (217)
                                           -------------          -------------
Other comprehensive (loss) earnings,
  net of taxes:
   Foreign currency translation adjustments         (75)                   131
   Unrealized holding (losses) gains arising
     during the period, net of
     reclassification adjustments                (1,861)                   308
                                           -------------          -------------
   Other comprehensive (loss) earnings           (1,936)                   439
                                           -------------          -------------
Comprehensive (loss) earnings              $       (180)                   222
                                           =============          =============

See accompanying notes to combined financial statements.

                              Combined Statements of Operations and Comprehensive Earnings

                                                       (unaudited)

                                                                          New Liberty                            Old Liberty
                                                        -----------------------------------------------     ---------------------
                                                                            (note 1)                               (note 1)
                                                              Nine months             Seven months                Two months
                                                                 ended                    ended                      ended
                                                              September 30,           September 30,               February 28,
                                                                  2000                     1999                       1999
                                                        ----------------------   ----------------------     ---------------------
                                                                                   amounts in millions
Revenue                                                    $     1,053                      506                        282

Operating costs and expenses:
   Operating, selling, general and administrative                  805                      408                        227
   Stock compensation                                             (487)                     432                        183
   Depreciation and amortization                                   604                      394                         47
                                                              ----------------         ----------------     ---------------------
                                                                   922                    1,234                        457
                                                              ----------------         ----------------     ---------------------
        Operating income (loss)                                    131                     (728)                      (175)

Other income (expense):
   Interest expense                                               (276)                     (87)                       (28)
   Adjustment to interest expense for contingent portion
     of exchangeable debentures (note 7)                           153                       --                         --
   Dividend and interest income                                    218                      172                         12
   Share of losses of affiliates, net (note 3)                  (1,284)                    (597)                       (66)
   Impairment of investments (note 4)                           (1,350)                      --                         --
   Minority interests in losses of attributed subsidiaries          45                       15                          4
   Gain on dispositions, net (notes 3, 5 and 6)                  7,450                       10                         14
   Gains on issuance of equity by affiliates and
      subsidiaries (note 3)                                         --                       --                        389
   Unrealized losses on financial instruments, net                 (77)                      --                         --
   Other, net                                                        2                       (8)                        --
                                                              ----------------         ----------------     ---------------------
                                                                 4,881                     (495)                       325
                                                              ----------------         ----------------     ---------------------
        Earnings (loss) before income taxes                      5,012                   (1,223)                       150

Income tax (expense) benefit                                    (2,047)                     405                       (209)
                                                              ----------------         ----------------     ---------------------
        Net earnings (loss)                               $      2,965                     (818)                       (59)
                                                              ----------------         ----------------     ---------------------
Other comprehensive (loss) earnings, net of taxes:
   Foreign currency translation adjustments                       (193)                      88                        (15)
   Unrealized holding (losses) gains arising during the
      period, net of reclassification adjustments               (3,304)                   2,320                        971
                                                              ----------------         ----------------     ---------------------
   Other comprehensive (loss) earnings                          (3,497)                   2,408                        956
                                                              ----------------         ----------------     ---------------------
Comprehensive (loss) earnings                             $       (532)                   1,590                        897
                                                              ================         ================     =====================
See accompanying notes to combined financial statements.

                                                  "LIBERTY MEDIA GROUP"

                                 (a combination of certain assets, as defined in note 1)

                                              Combined Statement of Equity

                                          Nine months ended September 30, 2000

                                                       (unaudited)


                                                                                    Accumulated
                                                                                       other
                                                                                   comprehensive         Due to           Total
                                                                 Combined            earnings,           related        combined
                                                                  equity           net of taxes          parties         equity
                                                              -------------     ------------------   -------------   ----------
                                                                                       amounts in millions
Balance at January 1, 2000                                    $      31,876                6,557               27           38,460
   Net earnings                                                       2,965                   --               --            2,965
   Issuance of AT&T Class A Liberty Media Group common stock
     for acquisitions (note 6)                                        1,031                   --               --            1,031
   Issuances of common stock by attributed subsidiaries and
     affiliates, net of taxes                                           322                   --               --              322
   Purchase of AT&T Class A Liberty Media Group common stock           (112)                  --               --             (112)
   Premium received in connection with put obligation, net                7                   --               --                7
   Reclassification  of  redemption  amount of AT&T Class A
     Liberty  Media Group common stock subject to put obligation        (37)                  --               --              (37)
   Utilization of net operating losses of Liberty Media Group
     by AT&T                                                             (4)                  --               --               (4)
   Foreign currency translation adjustments                              --                 (193)              --             (193)
   Recognition of previously unrealized gains on
     available-for-sale securities, net                                  --               (1,479)              --           (1,479)
   Unrealized losses on available-for-sale securities                    --               (1,825)              --           (1,825)
   Other transfers from related parties, net                             --                   --               94               94
                                                              -------------     ----------------      -----------    -------------
Balance at September 30, 2000                                 $      36,048                3,060              121           39,229
                                                              =============     ================      ===========    =============

See accompanying notes to combined financial statements.

                                                  "LIBERTY MEDIA GROUP"
                                 (a combination of certain assets, as defined in note 1)

                                            Combined Statements of Cash Flows
                                                       (unaudited)
                                                                           New Liberty                           Old Liberty
                                                        -----------------------------------------------     ---------------------
                                                                            (note 1)                               (note 1)
                                                              Nine months             Seven months                Two months
                                                                 ended                    ended                      ended
                                                             September 30,            September 30,              February 28,
                                                                 2000                     1999                       1999
                                                        ----------------------   ----------------------     ---------------------
                                                                                   amounts in millions
                                                                                       (see note 2)
Cash flows from operating activities:
  Net earnings (loss)                                      $       2,965                     (818)                       (59)
   Adjustments to reconcile net earnings (loss) to net
     cash (used) provided by operating activities:
        Depreciation and amortization                                604                      394                         47
        Stock compensation                                          (487)                     432                        183
        Payments of stock compensation                              (292)                     (42)                      (126)
        Share of losses of affiliates, net                         1,284                      597                         66
        Deferred income tax expense (benefit)                      2,092                     (356)                       205
        Intergroup tax allocation                                    (44)                     (49)                        --
        Cash payment from AT&T pursuant to tax sharing agreement     138                       19                         --
        Minority interests in losses of attributed subsidiaries      (45)                     (15)                        (4)
        Gain on disposition of assets, net                        (7,450)                     (10)                       (14)
        Impairment of investments                                  1,350                       --                         --
        Gains on issuance of equity by affiliates and subsidiaries    --                       --                       (389)
        Noncash interest                                            (143)                      --                         --
        Other noncash charges                                         --                        6                          9
        Changes in operating assets and liabilities, net of
          the effect of acquisitions and dispositions:
             Change in receivables                                   (55)                      (3)                       (19)
             Change in prepaid expenses and committed
               program rights                                       (109)                    (120)                       (10)
             Change in payables and accruals                          39                       70                          4
                                                        -----------------        -----------------          -----------------
                 Net cash (used) provided by operating
                    activities                                      (153)                     105                       (107)
                                                        -----------------        -----------------          -----------------
Cash flows from investing activities:
   Cash paid for acquisitions                                       (669)                      (3)                        --
   Capital expended for property and equipment                      (130)                     (28)                       (21)
   Investments in and loans to affiliates and others              (2,496)                  (1,952)                       (45)
   Purchases of marketable securities                               (832)                  (6,894)                      (132)
   Sales and maturities of marketable securities                   1,720                    3,923                         34
   Cash proceeds from dispositions                                   372                       90                         43
   Cash balances of deconsolidated subsidiaries                       --                       --                        (53)
   Other, net                                                          4                        1                         (9)
                                                        -----------------        -----------------          -----------------
                 Net cash used by investing activities            (2,031)                  (4,863)                      (183)
                                                        -----------------        -----------------          -----------------

                                                       (continued)

                                     Combined Statements of Cash Flows, continued

                                                       (unaudited)

                                                                           New Liberty                           Old Liberty
                                                        -----------------------------------------------     ---------------------
                                                                             (note 1)                              (note 1)
                                                              Nine months             Seven months                Two months
                                                                 ended                    ended                      ended
                                                             September 30,            September 30,              February 28,
                                                                 2000                     1999                       1999
                                                        ----------------------   ----------------------     ---------------------
                                                                                   amounts in millions
                                                                                       (see note 2)
Cash flows from financing activities:
   Borrowings of debt                                               3,620                    2,216                        156
   Repayments of debt                                              (1,768)                  (2,166)                      (148)
   Premium received on put contracts, net                               7                       --                         --
   Purchase of AT&T Class A Liberty Media Group common stock         (112)                      --                         --
   Cash transfers (to) from related parties                           (59)                    (156)                       132
   Net proceeds from issuance of stock by subsidiaries                 33                       27                         --
   Repurchase of stock of subsidiaries                                 --                       --                        (45)
   Other, net                                                         (28)                      17                         (1)
                                                             -----------------        -----------------     ---------------------
        Net cash provided (used) by financing activities            1,693                      (62)                        94
                                                             -----------------        -----------------     ---------------------
             Net decrease in cash and cash equivalents               (491)                  (4,820)                      (196)
             Cash and cash equivalents at beginning
               of period                                            1,714                    5,319                        407
                                                             -----------------        -----------------     ---------------------
             Cash and cash equivalents at end of period     $       1,223                      499                        211
                                                             =================        =================     =====================

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

                               September 30, 2000

                                   (unaudited)

(1)      Basis of Presentation

         The accompanying combined financial statements include the accounts of the subsidiaries and assets of AT&T Corp. ("AT&T") that are attributed to Liberty Media Group, as defined below. On March 9, 1999, AT&T acquired Tele-Communications, Inc. ("TCI"), the former owner of the assets attributed to Liberty Media Group, in a merger transaction (the "AT&T Merger"). The AT&T Merger has been accounted for using the purchase method. Accordingly, assets and liabilities attributed to Liberty Media Group have been recorded at their respective fair market values therefor, creating a new cost basis. For financial reporting purposes the AT&T Merger and related restructuring transactions are deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "Old Liberty", and for periods subsequent to February 28, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "New Liberty". The "Company" and "Liberty Media Group" refer to both New Liberty and Old Liberty. For convenience of discussion, assets and properties acquired, owned, or disposed of by subsidiaries of AT&T that are attributed to Liberty Media Group are referred to herein as being acquired, owned or disposed of by Liberty Media Group.

         At September 30, 2000, Liberty Media Group consisted principally of the following:

         o AT&T's assets and businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products;

         o    AT&T's  assets and  businesses  engaged in  electronic  retailing,
              direct  marketing,   advertising  sales  relating  to  programming
              services, infomercials and transaction processing;

         o    certain of AT&T's interests in technology and Internet businesses;

         o certain of AT&T's assets and businesses engaged in international cable, telephony and programming businesses; and,

         o AT&T's holdings in a class of tracking stock of Sprint Corporation (the "Sprint PCS Group Stock").

         All significant intercompany accounts and transactions have been eliminated. The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of AT&T and should be read in conjunction with such consolidated financial statements.

                                   (continued)

         The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements of Liberty Media Group should be read in conjunction with the combined financial statements and notes thereto included as an exhibit to AT&T's Report on Form 10-K for the year ended December 31, 1999.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Certain prior period amounts have been reclassified for comparability with the 2000 presentation.

(2)      Supplemental Disclosures to Combined Statements of Cash Flows

         Cash paid for  interest  was $262  million  for the nine  months  ended
         September  30,  2000,  $75  million for the seven  month  period  ended
         September 30, 1999 and $32 million for the two month period ended February 28, 1999. Cash paid for income taxes for the nine months ended September 30, 2000, the seven months ended September 30, 1999 and the two months ended February 28, 1999 was not significant.

                                                                  New Liberty                     Old Liberty
                                                   -----------------------------------------   -----------------
                                                                    (note 1)                        (note 1)
                                                        Nine months         Seven months           Two months
                                                           ended                ended                 ended
                                                       September 30,        September 30,          February 28,
                                                           2000                 1999                  1999
                                                   --------------------  -------------------   -----------------
                                                                         amounts in millions
         Cash paid for acquisitions (note 6):
                Fair value of assets acquired      $         3,612                    5                   --
                Net liabilities assumed                     (1,120)                  (2)                  --
                Deferred tax liability recorded               (322)                  --                   --
                Minority interests in equity of
                   acquired attributed subsidiaries           (470)                  --                   --
                AT&T Class A Liberty Media Group
                   common stock issued                      (1,031)                  --                   --
                                                   --------------------  -------------------   -----------------
                Cash paid for acquisitions
                                                   $           669                    3                   --
                                                   ====================  ===================   =================

                                                       (continued)

         The following table reflects the change in cash and cash equivalents resulting from the AT&T Merger and related restructuring transactions (amounts in millions):

         Cash and cash equivalents prior to the AT&T Merger        $       211
             Cash received in restructuring transactions,
               net of cash balances transferred                          5,284
         Cash paid to TCI Group for certain warrants (note 5)             (176)
                                                                   -----------
         Cash and cash equivalents subsequent to the AT&T Merger   $     5,319

         Liberty Media Group ceased to include TV Guide, Inc. ("TV Guide") in its combined financial results and began to account for TV Guide using the equity method of accounting, effective March 1, 1999 (see note 3). The effect of changing the method of accounting for Liberty Media Group's ownership interest in TV Guide from the consolidation method to the equity method is summarized below (amounts in millions):

         Assets (other than cash and cash equivalents)
           reclassified to investments in affiliates               $      (200)
         Liabilities reclassified to investments in affiliates             190
         Minority interests in equity of attributed subsidiaries
           reclassified to investments in affiliates                        63
                                                                   -----------
         Decrease in cash and cash equivalents                     $        53
                                                                   ===========

(3)      Investments in Affiliates Accounted for under the Equity Method

         Liberty Media Group has various investments accounted for under the equity method. The following table includes Liberty Media Group's carrying amount of the more significant investments in affiliates:

                                                                September 30,               December 31,
                                                                    2000                        1999
                                                        --------------------------  -------------------------
                                                                          amounts in millions
         Gemstar-TV Guide International, Inc. ("Gemstar")    $        6,030                          --
         Discovery Communications, Inc. ("Discovery")                 3,222                       3,441
         Telewest Communications plc ( "Telewest ")                   2,869                       1,996
         USA Networks, Inc. ( "USAI ") and related
             investments                                              2,847                       2,699
         QVC Inc. ( "QVC ")                                           2,515                       2,515
         UnitedGlobalCom, Inc. ("UnitedGlobalCom")                      402                         505
         Teligent, Inc. ( "Teligent")                                   249                          --
         TV Guide                                                        --                       1,732
         Various foreign equity investments (other than
             Telewest)                                                1,648                       2,190
         Other                                                          897                         844
                                                        -------------------         -------------------
                                                             $       20,679                      15,922
                                                        ===================         ===================

                                                       (continued)

         The following table reflects Liberty Media Group's share of (losses) earnings of affiliates:

                                                                New Liberty                       Old Liberty
                                               ------------------------------------------   -----------------
                                                                 (note 1)                          (note 1)
                                                    Nine months           Seven months            Two months
                                                       ended                  ended                  ended
                                                   September 30,          September 30,          February 28,
                                                       2000                   1999                   1999
                                               ---------------------   -------------------  -----------------
                                                                       amounts in millions
         Gemstar                                  $         (71)                   --                     --
         Discovery                                         (219)                 (154)                    (8)
         Telewest                                          (262)                 (154)                   (38)
         USAI and related investments                       (18)                  (13)                    10
         QVC                                                 --                   (17)                    13
         UnitedGlobalCom                                   (132)                   --                     --
         Teligent                                          (267)                   --                     --
         TV Guide                                           (25)                  (24)                    --
         Other foreign investments                         (219)                 (123)                   (27)
         Other                                              (71)                 (112)                   (16)
                                             ------------------      ----------------     ------------------
                                                  $      (1,284)                 (597)                   (66)
                                             ==================      ================     ==================

         Summarized unaudited combined financial information for affiliates is as follows:

                                                    Nine months           Seven months            Two months
                                                       ended                  ended                  ended
                                                   September 30,          September 30,          February 28,
                                                       2000                   1999                   1999
                                               ---------------------   -------------------   ------------------
                                                                       amounts in millions
              Revenue                           $     11,557                    6,947                2,341
              Operating expenses                     (10,552)                  (5,901)              (1,894)
              Depreciation and amortization           (2,346)                    (929)                (353)
                                               ---------------         ----------------      ---------------
                  Operating income (loss)             (1,341)                     117                   94
              Interest expense                        (1,542)                    (558)                (281)
              Other, net                                 154                     (322)                (127)
                                               ---------------         ----------------      ---------------
                  Net loss                      $     (2,729)                    (763)                (314)
                                               ===============         ================      ===============

                                                       (continued)

         On March 1, 1999, United Video Satellite Group, Inc. ("UVSG") and The News Corporation Limited ("News Corp.") completed a transaction whereby UVSG acquired News Corp.'s TV Guide properties, creating a broader platform for offering television guide services to consumers and advertisers, and UVSG was renamed TV Guide. News Corp. received total consideration of $1.9 billion including $800 million in cash, 45 million shares of TV Guide's Class A common stock and 75 million shares of TV Guide's Class B common stock valued at an average of $9.325 per share. In addition, News Corp. purchased approximately 13 million additional shares of TV Guide's Class A common stock for $129 million in order to equalize its ownership with that of Liberty Media Group. As a result of these transactions, and another transaction completed on the same date, News Corp, Liberty Media Group and TV Guide's public stockholders owned on an economic basis approximately 44%, 44% and 12%, respectively, of TV Guide. Immediately following such transactions, News Corp. and Liberty Media Group each had approximately 49% of the voting power of TV Guide's outstanding stock. In connection with the increase in TV Guide's equity, net of dilution of Liberty Media Group's ownership interest in TV Guide, Liberty Media Group recognized a gain of $372 million (before deducting deferred income taxes of $147 million).

         On July 12, 2000, TV Guide and Gemstar completed a merger whereby Gemstar acquired TV Guide. TV Guide shareholders received .6573 shares of Gemstar common stock in exchange for each share of TV Guide. As a result of this transaction, 133 million shares of TV Guide held by Liberty Media Group were exchanged for 87.5 million shares of Gemstar common stock. Following the merger, Liberty Media Group owns approximately 21.4% of Gemstar. Liberty Media Group recognized a $4.4 billion gain (before deducting deferred income taxes of $1.7 billion) on such transaction during the third quarter of 2000 based on the difference between the carrying value of Liberty Media Group's interest in TV Guide and the fair value of the Gemstar securities received.

         Gemstar is a leading global technology and media company focused on consumer entertainment. The common stock of Gemstar is publicly traded. At September 30, 2000, Liberty Media Group held 87.5 million shares of Gemstar common stock. Gemstar's stock reported a closing price of $87-3/16 per share on September 30, 2000.

         Telewest currently operates and constructs cable television and telephone systems in the UK. Flextech p.l.c. ("Flextech") develops and sells a variety of television programming in the UK. In April 2000, Telewest acquired Flextech in a merger transaction. As a result, each share of Flextech was exchanged for 3.78 new Telewest shares. Prior to the acquisition, Liberty Media Group owned an approximate 37% equity interest in Flextech and a 22% equity interest in Telewest. As a result of the acquisition, Liberty Media Group has an approximate 24.6% equity interest in Telewest. Liberty Media Group recognized a $649 million gain (excluding related tax expense of $227 million) on the acquisition during the second quarter of 2000 based on the difference between the carrying value of Liberty Media Group's interest in Flextech and the fair value of the Telewest shares received. At September 30, 2000, Liberty Media Group indirectly owned 724 million of the issued and outstanding Telewest ordinary shares. Telewest's ordinary shares reported a closing price of $1.95 per share on September 30, 2000.

                                   (continued)

         USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At September 30, 2000, Liberty Media Group directly and indirectly held 74.4 million shares of USAI's common stock. Liberty Media Group also held shares directly in certain subsidiaries of USAI which are exchangeable into 79.0 million shares of USAI common stock. Liberty Media Group's direct ownership of USAI is currently restricted by Federal Communications Commission ("FCC") regulations. The exchange of the shares in subsidiaries of USAI can be accomplished only if there is a change to existing regulations or if Liberty Media Group obtains permission from the FCC. If the exchange of subsidiary stock into USAI common stock was completed at September 30, 2000, Liberty Media Group would own 153.4 million shares or approximately 21% (on a fully-diluted basis) of USAI common stock. USAI's common stock reported a closing price of $21-15/16 per share on September 30, 2000.

         UnitedGlobalCom is a global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. At September 30, 2000, Liberty Media Group owned an approximate 10.9% economic ownership interest representing an approximate 36.8% voting interest in UnitedGlobalCom. Liberty Media Group owns 10.5 million shares of UnitedGlobalCom Class B common stock, which stock is convertible, on a one-for-one basis, into UnitedGlobalCom Class A common stock. UnitedGlobalCom's Class A common stock reported a closing price of $30.00 per share on September 30, 2000.

         Teligent is a full-service, facilities based communications company in which Liberty Media Group acquired an approximate 40% equity interest in its January 14, 2000 acquisition of The Associated Group, Inc. (the "Associated Group") (see note 6). At September 30, 2000, Liberty Media Group held 21.4 million shares of Teligent Class A common stock. Teligent's Class A common stock reported a closing price of $13.00 per share on September 30, 2000. During the third quarter of 2000, Liberty Media Group recognized an impairment charge on their investment in Teligent (see note 4).

         The $16 billion aggregate excess of Liberty Media Group's aggregate carrying amount in its affiliates over Liberty Media Group's proportionate share of its affiliates' net assets is being amortized principally over estimated useful lives of 20 years.

(4)      Impairment of Investments

         During the third quarter of 2000, Liberty Media Group determined that its investments in ICG Communications, Inc. and Teligent experienced other than temporary declines in value. As a result, the carrying amounts of these investments were adjusted to their respective fair values at September 30, 2000 based on recent quoted market prices. These adjustments resulted in an impairment charge of approximately $1.35 billion, before deducting a deferred income tax benefit of $534 million.

                                   (continued)

(5)      Investments in Available-for-sale Securities and Others

         Investments in available-for-sale securities and others are summarized as follows:

                                                                         September 30,          December 31,
                                                                              2000                   1999
                                                                     ---------------------  --------------------
                                                                                 amounts in millions
         Sprint Corporation ("Sprint PCS")                                $       7,580                10,186
         Time Warner, Inc. ("Time Warner")                                        8,842                 8,202
         News Corp.                                                               3,748                 2,403
         Motorola, Inc. ("Motorola")                                              2,146                 3,430
         Other available-for-sale securities                                      2,951                 3,773
         Other investments, at cost, and related receivables                      1,257                   985
                                                                     ------------------     -----------------
                                                                                 26,524                28,979
             Less short-term investments                                            461                   378
                                                                     ------------------     -----------------
                                                                          $      26,063                28,601
                                                                     ==================     =================

         On January 5, 2000, Motorola completed the acquisition of General Instrument Corporation ("General Instrument") through a merger of General Instrument with a wholly owned subsidiary of Motorola. In connection with the merger Liberty Media Group received 54 million shares and warrants to purchase 37 million shares of Motorola common stock in exchange for its holdings in General Instrument. Liberty Media Group recognized a $2.2 billion gain (excluding related deferred tax expense of $883 million) on such transaction during the first quarter of 2000 based on the difference between the carrying value of Liberty Media Group's interest in General Instrument and the fair value of the Motorola securities received.

         The right to exercise warrants to purchase 18.4 million shares of Motorola common stock is subject to AT&T satisfying the terms of a purchase commitment in 2000. AT&T has agreed to pay Liberty Media Group $4.78 for each warrant that does not vest as a result of the purchase commitment not being met.

         Investments in available-for-sale securities are summarized as follows:

                                                                       September 30,          December 31,
                                                                           2000                   1999
                                                                  ---------------------  --------------------
                                                                              amounts in millions
         Equity securities:
             Fair value                                               $     23,958                 24,472
             Gross unrealized holding gains                                  7,144                 11,457
             Gross unrealized holding losses                                (2,013)                  (646)
         Debt securities:
             Fair value                                                      1,109                  1,995
             Gross unrealized holding gains                                     --                     --
             Gross unrealized holding losses                                    (9)                   (22)

                                   (continued)

         Management estimates the fair market value of all of its investments in available-for-sale securities and others aggregated $26.8 billion and $29.2 billion at September 30, 2000 and December 31, 1999, respectively. Management calculates market values using a variety of approaches including multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices. No independent appraisals were conducted for those assets.

(6)      Acquisitions

         On January 14, 2000, Liberty Media Group completed its acquisition of Associated Group pursuant to a merger agreement among AT&T, Liberty Media Group and Associated Group. Under the merger agreement, each share of Associated Group's Class A common stock and Class B common stock was converted into 0.49634 shares of AT&T common stock and
         2.41422 shares of AT&T Class A Liberty Media Group common stock. Prior to the merger, Associated Group's primary assets were (1) approximately
         19.7 million shares of AT&T common stock, (2) approximately 46.8 million shares of AT&T Class A Liberty Media Group common stock, (3) approximately 10.6 million shares of AT&T Class B Liberty Media Group common stock, (4) approximately 21.4 million shares of common stock, representing approximately a 40% interest, of Teligent, and (5) all of the outstanding shares of common stock of TruePosition, Inc., which provides location services for wireless carriers and users designed to determine the location of any wireless transmitter, including cellular and PCS telephones. Immediately following the completion of the merger, all of the assets and businesses of Associated Group were transferred to Liberty Media Group. All of the shares of AT&T common stock, AT&T Class A Liberty Media Group common stock and AT&T Class B Liberty Media Group common stock previously held by Associated Group were retired by AT&T.

         The acquisition of Associated Group was accounted for as a purchase and the $17 million excess of the fair value of the net assets acquired over the purchase price is being amortized over ten years. As a result of the issuance of AT&T Class A Liberty Media Group common stock, net of the shares of AT&T Class A Liberty Media Group common stock acquired in this transaction, Liberty Media Group recorded a $778 million increase to combined equity.

         On March 16, 2000, Liberty Media Group purchased shares of preferred stock in TCI Satellite Entertainment, Inc. in exchange for Liberty Media Group's economic interest in approximately 5 million shares of Sprint PCS Group Stock, valued at $300 million. During the third quarter of 2000, TCI Satellite Entertainment, Inc. changed its name to Liberty Satellite & Technology, Inc. ("LSAT"). Liberty Media Group received 150,000 shares of LSAT Series A 12% Cumulative Preferred Stock and 150,000 shares of LSAT Series B 8% Cumulative Convertible Voting Preferred Stock. The Series A preferred stock does not have voting rights, while the Series B preferred stock gives Liberty Media Group approximately 85% of the voting power of LSAT. In connection with this transaction, Liberty Media Group realized a $211 million gain (before related deferred tax expense of $84 million) during the first quarter of 2000 based on the difference between the cost basis and fair value of the economic interest in the Sprint PCS Group Stock exchanged.

                                   (continued)

         On March 28, 2000, Liberty Media Group announced that it had completed its cash tender offer for the outstanding common stock of Ascent Entertainment Group, Inc. ("Ascent") at a price of $15.25 per share. Approximately 85% of the outstanding shares of common stock of Ascent were tendered in the offer and Liberty Media Group paid approximately $385 million. On June 8, 2000, Liberty Media Group completed its acquisition of 100% of Ascent for an additional $67 million. Such transaction was accounted for as a purchase and the $252 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years.

         On April 10, 2000, Liberty Media Group acquired all of the outstanding common stock of Four Media Company ("Four Media") in exchange for approximately $123 million, 6.4 million shares of AT&T Class A Liberty Media Group common stock and a warrant to purchase approximately 700,000 shares of AT&T Class A Liberty Media Group common stock at an exercise price of $23 per share. The acquisition was accounted for as a purchase. In connection with this acquisition, Liberty Media Group recorded a $145 million increase to combined equity and the $276 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years. Four Media provides technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment products both domestically and internationally.

         On June 9, 2000, Liberty Media Group acquired a controlling interest in The Todd-AO Corporation ("Todd-AO"), consisting of approximately 6.5 million shares of Class B Common Stock of Todd-AO, representing 60% of the equity and approximately 94% of the voting power of Todd-AO outstanding immediately prior to the closing, in exchange for approximately 5.4 million shares of AT&T Class A Liberty Media Group common stock. The acquisition was accounted for as a purchase. In connection with this acquisition, Liberty Media Group recorded a $108 million increase to combined equity and the $96 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years. Todd-AO provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe.

         Immediately following the closing of such transaction, Liberty Media Group contributed to Todd-AO 100% of the capital stock of Four Media, in exchange for approximately 16.6 million shares of the Class B Common Stock of Todd-AO increasing Liberty Media Group's ownership interest in Todd-AO to approximately 84% of the equity and approximately 98% of the voting power of Todd-AO outstanding immediately following the closing.

         Following Liberty Media Group's acquisition of Todd-AO, and the contribution by Liberty Media Group to Todd-AO of Liberty Media Group's ownership in Four Media, Todd-AO changed its name to Liberty Livewire Corporation ("Liberty Livewire").

                                   (continued)

         On July 19, 2000, Liberty Media Group purchased all of the assets relating to the post production, content and sound editorial businesses of Soundelux Entertainment Group ("Soundelux") for $90 million. Immediately following such transaction, the assets of Soundelux were contributed to Liberty Livewire in exchange for approximately 8.2 million additional shares of Liberty Livewire Class B Common Stock. Following this contribution, Liberty Media Group's ownership in Liberty Livewire increased to approximately 88% of the equity and approximately 99% of the voting power of Liberty Livewire outstanding immediately following the contribution.

(7)      Long-Term Debt

         Debt is summarized as follows:

                                                                       September 30,           December 31,
                                                                           2000                    1999
                                                                  ---------------------   --------------------
                                                                              amounts in millions
         Parent company debt:
             Senior notes (a)                                          $        741                    741
             Senior debentures (a)                                            1,486                    494
             Senior exchangeable debentures (b)                               1,679                  1,022
             Securities lending agreement (c)                                   595                     --
             Bank credit facilities                                             177                    390
                                                                  -----------------       ----------------
                                                                              4,678                  2,647
         Debt of subsidiaries:
             Bank credit facilities                                             924                    573
             Senior notes                                                       174                     --
             Other debt, at varying rates                                        93                     57
                                                                  -----------------       ----------------
                                                                              1,191                    630
                                                                  -----------------       ----------------
             Total debt                                                       5,869                  3,277
         Less current maturities                                                237                    554
                                                                  -----------------       ----------------
             Total long-term debt                                      $      5,632                  2,723
                                                                  =================       ================

         (a) On July 7, 1999, Liberty Media Group received net cash proceeds of approximately $741 million and $494 million from the issuance of 7-7/8% Senior Notes due 2009 (the "Senior Notes") and 8-1/2% Senior Debentures due 2029 (the "8-1/2% Senior Debentures"), respectively. The Senior Notes, which are stated net of an unamortized discount of $9 million, have an aggregate principal amount of $750 million and the 8-1/2% Senior Debentures, which are stated net of an unamortized discount of $6 million, have an aggregate principal amount of $500 million. Interest on the Senior Notes and the 8-1/2% Senior Debentures is payable on January 15 and July 15 of each year.

                  On February 2, 2000, Liberty Media Group received net cash proceeds of approximately $983 million from the issuance of 8-1/4% Senior Debentures due 2030 (the "8-1/4% Senior Debentures"). The 8-1/4% Senior Debentures, which are stated net of an unamortized discount of $8 million, have an aggregate principal amount of $1 billion. Interest on the 8-1/4% Senior Debentures is payable on February 1 and August 1 of each year.

                                   (continued)

         (b) On November 16, 1999, Liberty Media Group received net cash proceeds of $854 million from the issuance of 4% Senior Exchangeable Debentures due 2030 (the "4% Senior Exchangeable Debentures"). The 4% Senior Exchangeable Debentures have an aggregate principal amount of $869 million. Each debenture has a $1,000 face amount and is exchangeable at the holder's option for the value of 22.9486 shares of Sprint PCS Group Stock. This exchange value will be paid only in cash until the later of December 31, 2001 and the date the direct and indirect ownership level of Sprint PCS Group Stock owned by Liberty Media Group falls below a designated level, after which, at Liberty Media Group's election, Liberty Media Group may pay the exchange value in cash, Sprint PCS Group Stock or a combination thereof. Interest on the 4% Senior Exchangeable Debentures is payable on May 15 and November 15 of each year.

                  On February 10, 2000, Liberty Media Group received net cash proceeds of $735 million from the issuance of $750 million principal amount of 3-3/4% Senior Exchangeable Debentures due 2030 (the "3-3/4% Senior Exchangeable Debentures"). On March 8, 2000, Liberty Media Group received net cash proceeds of $59 million from the issuance of an additional $60 million principal amount of 3-3/4% Senior Exchangeable Debentures. Each debenture has a $1,000 face amount and is exchangeable at the holder's option for the value of 16.7764 shares of Sprint PCS Group Stock. This exchange value will be paid only in cash until the later of February 15, 2002 and the date the direct and indirect ownership level of Sprint PCS Group Stock owned by Liberty Media Group falls below a designated level, after which, at Liberty Media Group's election, Liberty Media Group may pay the exchange value in cash, Sprint PCS Group Stock or a combination thereof. Interest on the 3-3/4% Senior Exchangeable Debentures is payable on February 15 and August 15 of each year.

                  The carrying amount of the senior exchangeable debentures is adjusted based on the fair value of the underlying Sprint PCS Group Stock. Increases or decreases in the value of the underlying Sprint PCS Group Stock above the principal amount of the senior exchangeable debentures (the "Contingent Portion") is recorded as an adjustment to interest expense in the combined statements of operations and comprehensive earnings. If the value of the underlying Sprint PCS Group Stock decreases below the principal amount of the senior exchangeable debentures there is no effect on the principal amount of such debentures.

                                   (continued)

         (c) On January 7, 2000, a trust, which holds Liberty Media Group's investment in Sprint, entered into agreements to loan 18 million shares of Sprint PCS Group Stock to a third party, as Agent. The obligation to return those shares is secured by cash collateral equal to 100% of the market value of that stock, which was $595 million at September 30, 2000. During the period of the loan, which is terminable by either party at any time, the cash collateral is to be marked-to-market daily. The trust, for the benefit of Liberty Media Group, has the use of 80% of the cash collateral plus any interest earned thereon during the term of the loan, and is required to pay a rebate fee equal to the Federal funds rate less 30 basis points to the borrower of the loaned shares. The unutilized cash collateral of $208 million at September 30, 2000 included $105 million of restricted cash. At September 30, 2000, Liberty Media Group had utilized $387 million of the cash collateral under the securities lending agreement.

         At September 30, 2000, Liberty Media Group had approximately $414 million in unused lines of credit under its bank credit facilities. The bank credit facilities generally contain restrictive covenants which require the borrowers and certain of their subsidiaries, among other things, to maintain certain financial ratios, and include limitations on indebtedness, liens, encumbrances, acquisitions, dispositions, guarantees and dividends. Liberty Media Group was in compliance with its debt covenants at September 30, 2000. Additionally, Liberty Media Group pays fees ranging from .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under bank credit facilities.

         Based on quoted market prices, the fair value of Liberty Media Group's debt at September 30, 2000 is as follows (amounts in millions):

                 Senior notes of parent company                      $      738
                 Senior debentures of parent company                      1,415
                 Senior exchangeable debentures of parent company         1,448
                 Senior notes of attributed subsidiary                      188

         Liberty Media Group believes that the carrying amount of the remainder of its debt approximated its fair value at September 30, 2000.

(8)      Combined Equity

         AT&T Class A Liberty Media Group Common Stock

         In conjunction with a stock repurchase program or similar transaction, Liberty Media Group elected to sell put options on AT&T Class A Liberty Media Group common stock. Proceeds from sales of such put options with respect to AT&T Class A Liberty Media Group common stock are reflected as an increase to combined equity, and an amount equal to the maximum redemption amount under unexpired put options with respect to such common stock is reflected as an "Obligation to redeem AT&T Class A Liberty Media Group common stock" in the accompanying combined balance sheets.

                                   (continued)

         During the nine months ended September 30, 2000, pursuant to a stock repurchase program, 5 million shares of AT&T Class A Liberty Media Group common stock were purchased at an aggregate cost of $112 million. Such amount is reflected as a decrease to combined equity in the accompanying combined financial statements.

         Stock Issuances of Subsidiaries and Equity Affiliates

         During the nine months ended September 30, 2000, consolidated subsidiaries and equity affiliates attributed to Liberty Media Group issued shares of common stock in connection with certain acquisitions and the exercise of certain employee stock options. In connection with the increase in the issuers' equity, net of the dilution of Liberty Media Group's ownership interest, that resulted from such stock issuances, Liberty Media Group recorded increases to combined equity as follows (amounts in millions):

                  Stock issuances by consolidated subsidiaries        $    240
                  Stock issuances by equity affiliates (net of
                    deferred  tax expense of  $42 million)                  82
                                                                      $    322

         Transactions with Officers and Directors

         Prior to the AT&T Merger, a limited liability company owned by Dr. John
         C. Malone (Chairman of the Board of Liberty Media Corporation) acquired, from certain attributed subsidiaries of Liberty Media Group, for $17 million, working cattle ranches located in Wyoming. No gain or loss was recognized on such acquisition. The purchase price was paid by such limited liability company in the form of a 12-month note in the amount of $17 million having an interest rate of 7%. Such note was paid in March 2000.

         In connection with the AT&T Merger, Liberty Media Group paid two of its directors and one other individual, all three of whom were directors of TCI, an aggregate of $12 million for services rendered in connection with the AT&T Merger. Such amount is included in operating, selling, general and administrative expenses for the two months ended February 28, 1999 in the accompanying combined statements of operations and comprehensive earnings.

         In September 2000, certain officers of Liberty Media Group purchased a 6% common stock interest in an attributed subsidiary for $1.3 million. Such subsidiary owns an indirect interest in an entity that holds certain of Liberty Media Group's investments in satellite and technology related assets. Liberty Media Group and the officers entered into a shareholders agreement in which the officers could require an attributed subsidiary of Liberty Media Group to purchase, after five years, all or part of their common stock interest in exchange for AT&T Class A Liberty Media Group common stock at the then fair market value. In addition, Liberty Media Group has the right to repurchase the common stock interests held by the officers at fair market value at any time.

         Transactions with AT&T

         Certain subsidiaries attributed to Liberty Media Group produce and/or distribute programming and other services to cable distribution operators (including AT&T) and others. Charges to AT&T are based upon customary rates charged to others. Amounts included in revenue for services provided to AT&T were $184 million, $125 million and $43 million for the nine months ended September 30, 2000, the seven months ending September 30, 1999 and the two month period ending February 28, 1999, respectively.

         AT&T allocates certain corporate general and administrative costs to Liberty Media Group pursuant to an intergroup agreement. Management believes such allocation methods are reasonable. In addition, there are arrangements between subsidiaries attributed to Liberty Media Group and AT&T and its other subsidiaries for satellite transponder services, marketing support, programming, and hosting services. These expenses aggregated $26 million, $21 million and $3 million during the nine months ended September 30, 2000, the seven months ended September 30, 1999 and the two months ended February 28, 1999, respectively, and are included in operating, selling, general and administrative expenses in the accompanying combined statements of operations and comprehensive earnings.

         Due to Related Parties

         The amounts included in "Due to related parties" represent a non-interest bearing intercompany account which includes income tax allocations that are to be settled at some future date. All other amounts included in the intercompany account are to be settled within thirty days following notification.

(9)      Commitments and Contingencies

         Starz Encore Group LLC ("Starz Encore Group"), a subsidiary that is attributed to the Liberty Media Group, provides premium programming distributed by cable, direct satellite, TVRO and other distributors throughout the United States. Starz Encore Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2013 (the "Film Licensing Obligations"). Based on customer levels at September 30, 2000, these agreements require minimum payments aggregating approximately $1.3 billion. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

         Certain subsidiaries attributed to Liberty Media Group have guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At September 30, 2000, the Guaranteed Obligations aggregated approximately $583 million. Currently, Liberty Media Group is not certain of the likelihood of being required to perform under such guarantees.

                                   (continued)

         Pursuant to a final judgment (the "Final Judgment") agreed to by Liberty Media Corporation, AT&T and the United States Department of
         Justice (the "DOJ") on December 31, 1998, Liberty Media Group transferred all of its beneficially owned securities (the "Sprint PCS Securities") of Sprint PCS to a trustee (the "Trustee") prior to the AT&T Merger. The Final Judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, requires the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint PCS Securities sufficient to cause Liberty Media Group to beneficially own no more than 10% of the outstanding Series 1 PCS Stock of Sprint PCS on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint PCS Securities beneficially owned by Liberty Media Group.

         The Final Judgment requires that the Trustee vote the Sprint PCS Securities beneficially owned by Liberty Media Group in the same proportion as other holders of Sprint's PCS Group Stock so long as such securities are held by the trust. The Final Judgment also prohibits the acquisition by Liberty Media Group of additional Sprint PCS Securities, with certain exceptions, without the prior written consent of the DOJ.

         Subsidiaries attributed to Liberty Media Group lease business offices, have entered into pole rental and transponder lease agreements and use certain equipment under lease arrangements.

         Subsidiaries attributed to Liberty Media Group have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible that these subsidiaries may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.